EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York Research Triangle Park The Woodlands Washington, DC

September 25, 2012

Cheniere Energy Partners, L.P.
700 Milam Street, Suite 800
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special counsel to Cheniere Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (File No. 333-168942) declared effective on October 12, 2010 (the “Registration Statement”), and a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2012 pursuant to Rule 462(b) under the Securities Act of 1933, which incorporates by reference the contents of the Registration Statement, and the prospectus supplement dated on or about the date hereof (the “Prospectus Supplement”) relating to the offering and sale (the “Offering”) from time to time by the Partnership of up to 9,200,000 common units representing limited partner interests in the Partnership (the “Units”).
In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement as modified by the statement in the Prospectus Supplement under the caption “Material Tax Consequences” (the “Discussion”). The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.
This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Cheniere Energy Partners, L.P.
September 25, 2012

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are “experts” under the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours,

/s/ Andrews Kurth LLP